SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 1, 2022

NORTECH SYSTEMS INCORPORATED
(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-1681094
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

7550 Meridian Circle N, Maple Grove, MN 55369
(Address of principal executive offices)

(952) 345-2244
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.01 per share	NSYS	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jay D. Miller Employment Agreement

(c)     On February 27, 2022, Company entered into an Employment Agreement with Jay D. Miller (the “Miller Agreement”) to continue to serve as the Company’s President and Chief Executive Officer effective February 27, 2022. Mr. Miller has been the Company’s President and Chief Executive Officer since February 27, 2019. The term of the Miller Agreement continues until February 27, 2024 and will be extended automatically for an additional two year period and thereafter automatically for successive one year periods unless either party notifies the other party of nonrenewal 120 days before the end of the then current period. . Under the Miller Agreement, Mr. Miller is entitled to receive an annual salary equivalent to $498,000 during the first year of the Miller Agreement’s term, and then $520,000 from the first anniversary of the effective date through the second anniversary of the effective date. Thereafter, the Board may, in its sole discretion, increase his salary at any time and may not decrease his salary without Mr. Miller’s written consent. Mr. Miller is eligible for bonus compensation based upon his satisfaction of specific criteria to be determined for each calendar year by the Board, with a payout percentage of up to 60% of base salary under the bonus plan. Mr. Miller is eligible to participate in the Company’s benefit plans that are currently and hereafter maintained by the Company.

Upon the effective date of the Miller Agreement, and pursuant thereto, the Company granted Mr. Miller a 42,000 share non-qualified stock option under the Company’s 2017 Stock Incentive Plan that has a term of ten years from the date of grant and which will vest (i) 50% over five years as follows: 5,000 option shares on February 27, 2025, 5,000 option shares on February 27, 2026, 5,000 option shares on February 27, 2027, 3,000 option shares on February 27, 2028, and 3,000 option shares on February 27, 2029; and (ii) 50% based on performance metrics more particularly described in the Non-Qualified Stock Option Agreement between Mr. Miller and Company dated February 27, 2022. The stock option has an exercise price equal to the fair market value of the Company’s common stock on the grant date and expires on February 27, 2032.

The Miller Agreement has customary non-solicitation and confidentiality provisions.

Under the Miller Agreement, if Mr. Miller’s employment is terminated by the Company without Cause (as defined in the Miller Agreement) or by Mr. Miller for Good Reason (as defined in the Miller Agreement), so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of (i) his base salary in effect at time of termination for the longer of the remainder of the term of the Miller Agreement or 18 months, (ii) the earned bonus prorated through the last day worked, (iii) monthly COBRA premiums for the lesser of 18 months or until he obtains comparable replacement coverage (iv) the vesting of his stock options, and (v) certain benefits set forth in the Miller Agreement.

If Mr. Miller’s employment is terminated within 12 months after a Change of Control (as defined in the Miller Agreement) by the Company without Cause, so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of (i) his base salary in effect at time of termination for the longer of the remainder of the term of the Miller Agreement or 18 months, (ii) the maximum payable Miller Bonus Payment for the year in which he is terminated, for the portion of such fiscal year through the date of termination, (iii) monthly COBRA premiums for the lesser of 18 months or until he obtains comparable replacement coverage, (iv) the vesting of his stock options, and (v) certain benefits set forth in the Miller Agreement.

If the Miller Agreement is not renewed by the Company, so long as Mr. Miller has signed and has not revoked a release agreement, he will be entitled to receive (i) his base salary in effect at time of nonrenewal for 18 months, (ii) the earned bonus prorated through the last day worked, and (iii) monthly COBRA premiums for the lesser of 18 months or until he obtains comparable replacement coverage.

The foregoing summary of the Miller Agreement is qualified in all respects by the Miller Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

10.1 10.2 104
Employment Agreement between Nortech Systems Inc. and Jay D. Miller (furnished)
Non-Qualified Stock Option Agreement between Nortech Systems Inc. and Jay D. Miller (furnished)
Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2022

Nortech Systems Incorporated
(Registrant)

/s/ Christopher D. Jones
Christopher D. Jones Chief Financial Officer